Exhibit 10.59

ARBITRON INC.

WAIVER AND AMENDMENT OF

EXECUTIVE RETENTION AGREEMENT

This is an agreement (the “Agreement”) between Arbitron Inc. (the “Company”) and Carol Hanley (“you”), dated as of December 17, 2012. Except as otherwise defined herein, capitalized terms used in this Agreement have the same definition as in the Executive Retention Agreement between you and the Company, dated as of June, 2010 (the “Retention Agreement”).

WHEREAS, you and the Company have previously entered into the Retention Agreement; and

WHEREAS, you and the Company desire to amend the Retention Agreement.

THEREFORE, you and the Company agree as follows, in consideration of the services to be received from you and the ongoing compensation to which you will be entitled and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge:

(1) The preamble of the Retention Agreement is revised by striking “August 25, 2013” and replacing it with the date that is the second anniversary of the date hereof.

(2) Section 2.3 of the Retention Agreement is deleted and replaced in its entirety by the following:

“By the Company for Cause or by the Executive Other than for Position Diminishment. Except as provided in Section 2.5, if the Executive’s employment with the Company is terminated in accordance with this Section 2.3, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Employment Termination. The Executive’s termination is covered by this Section 2.3 (i) if the Executive voluntarily terminates her employment other than during the Window Period as described in Section 2.5 or for Position Diminishment, or (ii) if the Company terminates the Executive’s employment for Cause. The payments contemplated by this Section 2.3 shall be paid at the time such payments are due in accordance with the regular payroll schedule, and the Company shall have no further obligations to the Executive under this Agreement.”

(3) The first paragraph of Section 2.4 of the Retention Agreement is deleted and replaced in its entirety by the following:

“By the Company other than for Cause or by the Executive for Position Diminishment. Except as provided in Section 2.5, if the Company terminates the Executive’s employment other than for Cause or Disability or the Executive resigns as a result of Position Diminishment, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts:”

(4) Section 2.4(a) of the Retention Agreement is amended to delete the first sentence and replace it with the following: “The Executive shall receive a severance payment equal to the sum of (i) 18 times the Executive’s Annual Salary divided by twelve and (ii) the Executive’s target annual incentive bonus for the year in which the Executive’s Date of Employment Termination occurs.”

(5) Section 2.4 of the Retention Agreement is amended to add new subsection 2.4(b) as follows:

“Bonus Payment. The Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount determined in good faith under the factors applicable to the Executive’s annual incentive bonus, with such adjustments as the Company’s Compensation and Human Resources Committee of the Board (the “Compensation Committee”) makes under such factors (using its negative discretion), but such amount will be prorated for the partial year of service. The amount will be paid to the Executive at such time as the annual incentive bonus would have been paid to the Executive had he remained employed with the Company, but in any event, between January 1 and April 30 of the year following the year with respect to which it is earned; provided, however, that (i) payment will be delayed until the Waiver and Release Agreement required by Section 4 has become irrevocable (but not beyond April 30) and (ii) receipt of the bonus payment is contingent upon the Waiver and Release Agreement becoming irrevocable no later than the April 30 payment deadline.”

Former subsections (b) and (c) of Section 2.4 of the Retention Agreement (and cross-references thereto) are renumbered to subsections (c) and (d), respectively.

(6) Section 2.4 of the Retention Agreement is amended to add new subsection 2.4(e) as follows:

“The Executive may only resign as a result of a Position Diminishment under this Section 2.4 if (i) the Date of Position Diminishment occurs outside a Window Period; and (ii) she (x) provides notice to the Company within 90 days following the Date of Position Diminishment that she considers the Position Diminishment to be grounds to resign; (y) provides the Company a period of 30 days to cure the Position Diminishment, and (z) actually ceases employment, if the Position Diminishment is not cured, by six months following the Date of Position Diminishment.”

(7) Section 2.5(a) of the Retention Agreement is deleted and replaced in its entirety by the following:

“If the Executive’s employment with the Company terminates (x) during a Window Period, or (y) on or before the Position Diminishment Termination Date (as defined in Section 2.5(b)), other than by (i) a termination by the Company for Cause, (ii) the Executive’s resignation other than for Position Diminishment, or (iii) the Executive’s death or Disability, the Executive shall be entitled to payment of the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts and benefits:”

(8) Section 2.5(a)(i) of the Retention Agreement is amended to delete the first sentence and replace it with the following: “The Executive shall receive a severance payment equal to the sum of (i) 24 times the Executive’s Annual Salary divided by twelve and (ii) the Executive’s target annual incentive bonus for the year in which the Executive’s Date of Employment Termination occurs, prorated for the Executive’s partial year of service.”

(9) Section 2.5(a) of the Retention Agreement is amended to add new subsection 2.5(a)(ii) as follows:

“Bonus Payment. The Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to 2 times the Executive’s target annual incentive bonus for the year in which the Executive’s Date of Employment Termination occurs. This bonus payment amount shall be paid in a lump sum, within 90 days following the Executive’s Date of Employment Termination in accordance with Section 7.2; provided, however, that the bonus payment amount shall not be paid prior to the Company’s receipt of a duly executed Waiver and Release Agreement that is not revoked during the applicable regulatory revocation period and, if the 90th day is in the calendar year following the Date of Employment Termination, not before the first day of that subsequent calendar year.”

Former subsections (ii) and (iii) of Section 2.5(a) of the Retention Agreement (and cross-references thereto) are renumbered to subsections (iii) and (iv), respectively.

(10) Section 2.5 of the Retention Agreement is amended to add new subsection 2.5(b) as follows: “The Executive may only resign as a result of a Position Diminishment under this Section 2.5 if (i) the Date of Position Diminishment occurs during the Window Period; and (ii) she (x) provides notice to the Company within 90 days following the Date of Position Diminishment that she considers the Position Diminishment to be grounds to resign; (y) provides the Company a period of 30 days to cure the Position Diminishment, and (z) actually ceases employment, if the Position Diminishment is not cured, by the later to occur of: (1) six months following the Date of Position Diminishment and (2) the end of the Window Period (the ‘Position Diminishment Termination Date’).”

(11) Section 5 of the Retention Agreement is deleted and replaced in its entirety by the following:

“Limitation on Payments. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of Executive’s equity awards) under this Agreement (the “Parachute Payments”), then the amounts payable under this Agreement will be reduced or eliminated by determining the Parachute Payment Ratio (as defined below) for each Parachute Payment and then reducing the Parachute Payments in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable payment for purposes of Section 280G of the Code, and the denominator of which is the intrinsic value of such Parachute Payment. The Company’s independent, certified public accounting firm (the “Accountants”) will determine whether and to what extent Parachute Payments under this Agreement are required to be reduced in accordance with this Section 5. Such determination by the Accountants shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If there is an underpayment or overpayment under this Agreement (as determined after the application of this Section 5), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total economic value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code, and present valued using the discount rate applicable under Section 280G of the Code.”

(12) Section 7.17 of the Retention Agreement is amended to (i) delete the definition of “Reference Compensation” and (ii) add the following definitions:

“Date of Position Diminishment” means the effective date of the Executive’s Position Diminishment.

“Position Diminishment” means (i) a change in the Executive’s reporting responsibilities, titles, duties, or offices as in effect immediately prior to a Change of Control (or, for purposes of Section 2.4, as in effect as of December 15, 2012), or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, that has the effect of materially diminishing Executive’s responsibility, duties, or authority, (ii) a relocation of the Executive’s principal place of employment to a location more than 25 miles from its then current location and that increases the distance from Executive’s primary residence by more than 25 miles, or (iii) a material reduction in the Executive’s Annual Salary.

(13) All other provisions of the Retention Agreement remain in effect as written.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

ARBITRON INC.		EXECUTIVE

By:	/s/ Timothy T. Smith	/s/ Carol Hanley
Name:	Timothy T. Smith	Carol Hanley
Title:	Executive Vice President, Business Development & Strategy, Chief Legal Officer, and Secretary